EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-184616, 333-194588 and 333-206645) and Form S-3 (Nos. 333-183943 and 333-189935) of Fortress Biotech, Inc. (formerly known as Coronado Biosciences, Inc.) of our report dated March 14, 2014 relating to the financial statements which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 15, 2016